Exhibit 99.1

Veracyte Announces Second Quarter 2019 Financial Results

Revenue Grew 32% to $30.1 Million

Genomic Test Volume Grew 26% to 9,663

Company Raises 2019 Full-Year Revenue Guidance

Conference Call and Webcast Today at 5:00 p.m. ET

SOUTH SAN FRANCISCO, Calif., July 30, 2019 -- Veracyte, Inc. (Nasdaq: VCYT) today announced financial results for the second quarter ended June 30, 2019 and provided an update on recent business highlights. For the second quarter of 2019, revenue was $30.1 million, an increase of 32% over the second quarter of 2018. Net cash used in operating activities in the second quarter of 2019 was $2.5 million, an improvement of 21% compared with the second quarter of 2018.
“Our strong second quarter performance was fueled by the growth of our products in three clinical indications, biopharmaceutical services revenue from milestone achievements and operational and financial discipline,” said Bonnie Anderson, chairman and chief executive officer of Veracyte. “In addition, we completed the transition of all three of our classifiers to our RNA whole-transcriptome sequencing platform with the launch of our Percepta® Genomic Sequencing Classifier, positioning the company to advance our pipeline to address additional questions across the clinical care continuum.”

Second Quarter 2019 Financial Results
For the second quarter of 2019 as compared with the second quarter of 2018:

•	Revenue was $30.1 million, an increase of 32%; excluding $3.5 million of biopharmaceutical services revenue, revenue was $26.7 million, an increase of 20%.

•	Gross Margin was 71%, an increase of seven percentage points; excluding biopharmaceutical services revenue, gross margin was 67%, an increase of four percentage points.

•	Operating Expenses, Excluding Cost of Revenue were $24.5 million, an increase of 20%.

•	Net Loss was $2.5 million, an improvement of 60%.

•	Net Loss Per Share was $0.05, an improvement of 72%.

•	Net Cash Used in Operating Activities was $2.5 million, an improvement of 21%.

•	Cash and Cash Equivalents was $192.6 million at June 30, 2019.

For the six-month period ended June 30, 2019, as compared with the prior year period of 2018:

•	Revenue was $59.7 million, an increase of 39%; excluding $7.6 million of biopharmaceutical services revenue, revenue was $52.1 million, an increase of 23%.

•	Gross Margin was 71%, an increase of nine percentage points; excluding biopharmaceutical services revenue, gross margin was 67%, an increase of five percentage points.

•	Operating Expenses, Excluding Cost of Revenue were $47.5 million, an increase of 14%.

•	Net Loss was $4.4 million, an improvement of 71%.

•	Net Loss Per Share was $0.10, an improvement of 78%.

•	Net Cash Used in Operating Activities was $3.5 million, an improvement of 67%.

Second Quarter 2019 and Recent Business Highlights

Commercial Growth and Reimbursement Expansion:

•
Launched the “next-generation” Percepta Genomic Sequencing Classifier (GSC) in June 2019, ahead of the company’s expectations, completing the transition of all of the company’s classifiers to its RNA whole-transcriptome sequencing platform.

•	Grew total genomic test volume in the second quarter of 2019 to 9,663, an increase of 26% over the second quarter of 2018.

–	Increased Percepta classifier test volume to 744 tests and revenue to more than $1.0 million, representing a 142% and 159% increase, respectively, compared with the second quarter of 2018.

–
Ramped Envisia® Genomic Classifier test volume as well as the number of institutions ordering the test by more than 100% sequentially from the first quarter of 2019 to 130 tests and 76 sites, respectively.

–	Grew Afirma® classifier test volume to 8,789 tests, an increase of 19% over the second quarter of 2018.

•	Achieved in-network status with four Blue Cross Blue Shield plans in New Jersey, North Carolina, South Carolina and Vermont, covering nearly 8.5 million medical members.

Strengthened Library of Clinical Evidence:

•
Unveiled clinical validation data for the Percepta GSC during ATS 2019, demonstrating the test’s ability to down-classify lung nodule patients to “low risk” for cancer so they may avoid unnecessary invasive procedures (NPV of 91%), while also up-classifying patients to “high risk” to help guide next steps (PPV of 65%).

•
Published clinical validation and utility study findings for the Envisia classifier in The Lancet Respiratory Medicine, showing that the test helps physicians distinguish idiopathic pulmonary fibrosis (IPF) from other interstitial lung diseases without the need for surgery, and that when paired with HRCT results and patient clinical history, the test provided physicians with a higher level of confidence in making an IPF diagnosis.

•
Positive data were presented at the 2019 ASCO Annual Meeting demonstrating the ability of the Afirma Xpression Atlas (XA) to identify gene mutations in medullary thyroid cancer that may guide targeted treatment decisions for patients concurrent with diagnosis by the Afirma GSC.

•
Independent clinical utility study for the Afirma GSC was published in Thyroid showing that use of the test enabled Ohio State University researchers to identify significantly more benign thyroid nodules and therefore meaningfully decrease surgeries compared to the original test.

•
Publication in Cancer Cytopathology detailed how new RNA sequencing-based genomic testing, the technology behind the Afirma GSC and Afirma XA, is helping to reduce unnecessary surgeries in thyroid cancer diagnosis and inform on surgery and treatment decision-making using the same minimally invasive patient sample.

Financing and Debt Facility

•
Issued and sold 6,325,000 shares of common stock in May 2019 in a registered public offering, including the underwriters’ exercise in full of their option to purchase an additional 825,000 shares, at a price to the public of $23.25 per share. Net proceeds from the offering were approximately

•	$137.8 million.

•	Used $12.4 million of offering proceeds to reduce the company’s principal debt balance from

•	$12.5 million at the end of the first quarter of 2019 to $0.1 million at the end of the second quarter of 2019.

Updated 2019 Financial Outlook
Veracyte is increasing its 2019 annual revenue guidance to a range of $119 million to $122 million from its previous guidance range of $117 million to $121 million. The company is also revising its full-year 2019 guidance for net cash used in operating activities to a range of $2 million to $4 million from its prior guidance of $4 million to $6 million. Veracyte continues to expect to achieve operating cash flow breakeven before the end of this year.

Conference Call and Webcast Details
Veracyte will host a conference call and webcast to discuss its financial results and provide a general business update at 5:00 p.m. Eastern time today.

The conference call will be webcast live from the company’s website and will be available via the following link: https://edge.media-server.com/m6/p/nnyepiqm. The webcast should be accessed 10 minutes prior to the conference call start time.

A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investor.veracyte.com/events-presentations.
The conference call can be accessed as follows:

U.S./Canada participant dial-in number (toll-free):	(855) 541-0980
International participant dial-in number:	(970) 315-0440
Conference I.D.:	9769085

About Veracyte
Veracyte (Nasdaq: VCYT) is a leading genomic diagnostics company that improves patient care by providing trustworthy and actionable answers to challenging clinical questions. The company's products uniquely combine advanced genomic technology, clinical science and machine learning to provide answers that give patients and physicians a clear path forward, informing both diagnosis and treatment decisions without the need for costly, risky surgeries that are often unnecessary. Since its founding in 2008, Veracyte has commercialized seven genomic tests and is transforming the diagnosis of thyroid cancer, lung cancer and idiopathic pulmonary fibrosis. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, our expectations regarding our second quarter 2019 performance and our expectations regarding full-year 2019 revenue and net cash used in operating activities,; the timing of the release of nasal swab data; our ability to achieve, maintain and expand Medicare and other coverage for each of our tests; the expected impacts of our collaboration with Johnson & Johnson in developing interventions for lung cancer, on our financial and operating results, and the size of our addressable market. Forward-looking statements are neither historical facts nor assurances of future performance, but are based only on our current beliefs, expectations and assumptions. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to: our ability to achieve milestones under the collaboration agreement with Johnson & Johnson; the benefits of our tests and the applicability of clinical results to actual outcomes; the laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our ability to successfully achieve and maintain adoption of and reimbursement for our products; the amount by which use of our products are able to reduce invasive procedures and misdiagnosis, and reduce healthcare costs; the occurrence and outcomes of clinical studies; and other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our annual report on Form 10-Q for the quarter ended June 30, 2019. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Veracyte, Afirma, Percepta, Envisia and the Veracyte logo are trademarks of Veracyte, Inc.

VERACYTE, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$30,136	$22,751	$59,665	$42,792
Operating expenses:
Cost of revenue	8,777	8,246	17,290	16,113
Research and development	3,330	4,601	6,765	8,276
Selling and marketing	13,943	9,623	26,420	21,166
General and administrative	6,920	5,932	13,824	11,576
Intangible asset amortization	266	266	533	533
Total operating expenses	33,236	28,668	64,832	57,664
Loss from operations	(3,100)	(5,917)	(5,167)	(14,872)
Interest expense	(235)	(481)	(538)	(929)
Other income, net	841	150	1,294	376
Net loss and comprehensive loss	$(2,494)	$(6,248)	$(4,411)	$(15,425)
Net loss per common share, basic and diluted	$(0.05)	$(0.18)	$(0.10)	$(0.45)
Shares used to compute net loss per common share, basic and diluted	45,586,081	34,314,234	43,389,540	34,320,793

VERACYTE, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)	See Note (1)
Assets
Current assets:
Cash and cash equivalents	$192,647	$77,995
Accounts receivable	19,626	13,168
Supplies	5,104	3,402
Prepaid expenses and other current assets	2,573	2,387
Total current assets	219,950	96,952
Property and equipment, net	8,150	8,940
Right-of-use assets - finance lease, net	677	—
Right-of-use assets - operating lease	9,412	—
Finite-lived intangible assets, net	11,467	12,000
Goodwill	1,057	1,057
Restricted cash	603	603
Other assets	1,061	1,086
Total assets	$252,377	$120,638
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,061	$2,516
Accrued liabilities	9,820	9,186
Current portion of long-term debt	—	1,357
Current portion of finance lease liability	156	—
Current portion of operating lease liability	1,284	—
Total current liabilities	15,321	13,059
Long-term debt	585	23,925
Deferred rent, net of current portion	—	3,899
Operating lease liability, net of current portion	12,231	—
Total liabilities	28,137	40,883
Total stockholders’ equity	224,240	79,755
Total liabilities and stockholders’ equity	$252,377	$120,638

(1) The condensed balance sheet at December 31, 2018 was derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated February 25, 2019.

VERACYTE, INC.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands of dollars)
	Six Months Ended June 30,
	2019	2018
Operating activities
Net loss	$(4,411)	$(15,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,869	1,969
Gain on disposal of property and equipment	(17)	—
Stock-based compensation	4,325	2,906
Other income	—	(93)
Amortization of debt issuance costs	83	16
Interest on end-of-term debt obligation	120	149
Changes in operating assets and liabilities:
Accounts receivable	(6,458)	(290)
Supplies	(1,702)	2,275
Prepaid expenses and other current assets	(192)	98
Right-of-use assets - operating lease and operating lease liability	(173)	—
Other assets	25	(272)
Accounts payable	1,746	(1,912)
Accrued liabilities and deferred rent	1,319	67
Net cash used in operating activities	(3,466)	(10,512)
Investing activities
Purchases of property and equipment	(1,424)	(761)
Proceeds from disposal of property and equipment	17	0
Net cash used in investing activities	(1,407)	(761)
Financing activities
Proceeds from the issuance of common stock in a public offering, net of costs	137,848	—
Payment of long-term debt	(24,900)	—
Proceeds from legal settlement regarding short-swing profits	—	403
Payment of finance lease liability	(152)	(144)
Proceeds from the exercise of common stock options and employee stock purchases	6,729	881
Net cash provided by financing activities	119,525	1,140
Net increase (decrease) in cash, cash equivalents and restricted cash	114,652	(10,133)
Cash, cash equivalents and restricted cash at beginning of period	78,598	34,494
Cash, cash equivalents and restricted cash at end of period	$193,250	$24,361
Supplementary cash flow information of non-cash investing and financing activities:
Operating lease liability arising from obtaining right-of-use assets - operating lease	$14,118	$—
Purchases of property and equipment included in accounts payable	$72	$63
Interest paid on debt	$319	$741

Cash, Cash Equivalents and Restricted Cash:

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
(Unaudited)
(In Thousands)

	June 30, 2019	December 31, 2018
Cash and cash equivalents	$192,647	$77,995
Restricted cash	603	603
Total cash, cash equivalents and restricted cash	$193,250	$78,598

#  #  #

Investor and Media Contact:
Angie McCabe, 650-243-6371
Vice President, Investor Relations and Corporate Communications
angie@veracyte.com